EXHIBIT 99.1

News Release

205 Crosspoint Parkway
Getzville, NY  14068-1605

Immediate Release
Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2016 Financial Results

•	Cash generated by operating activities more than doubled to $19.7 million in the fourth quarter

•	$52.6 million of cash generated from operating activities in fiscal 2016, up 38% from fiscal 2015; $49.9 million of debt repaid since Magnetek acquisition

•	Achieved goal of $5 million for Magnetek integration cost synergies on a run rate basis

•	Gaining market share in U.S. in declining market

•	Facility consolidations in North America and Europe expected to drive greater efficiencies

AMHERST, NY, June 1, 2016 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products and services, today announced financial results for its fourth quarter and full year fiscal 2016, ended March 31, 2016. Fourth quarter and full year fiscal 2016 results include the Magnetek, Inc. ("Magnetek") acquisition completed on September 2, 2015. Full year fiscal 2016 results also include the Stahlhammer Bommern GMBH (“STB”) acquisition completed on December 30, 2014.

Net sales ("sales") for the fourth quarter were $155.1 million, compared with $148.9 million in the fourth quarter of fiscal 2015, an increase of $6.2 million, or 4.1%. Excluding the negative effects of foreign currency exchange, sales increased $9.9 million, or 6.6%. Magnetek contributed $25.7 million to fourth quarter sales.

Sales for the full year fiscal 2016 were up 3.0% to $597.1 million, compared with $579.6 million in the prior year. Excluding the $29.3 million negative impact from foreign currency exchange, fiscal 2016 sales of $626.4 million improved 8.1%, or $46.8 million, over fiscal 2015. The STB and Magnetek acquisitions contributed $74.3 million of sales in fiscal 2016.

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2016 Financial Results
June 1, 2016

Timothy T. Tevens, President and Chief Executive Officer, commented, “We gained market share in the U.S. even as the U.S. hoist and rigging markets declined due to the pervasive North American industrial recession. Our leading position and large U.S. installed base, responsive customer service and excellent channel partners enabled us to grow our market position. We also reduced our debt in the quarter by $13.2 million because of our consistent ability to generate cash. With the addition of Magnetek, we are transforming Columbus McKinnon into a leading industrial technology innovator in the material handling industry and expect to continue to grow our revenue and profits as we enhance our innovative capabilities through new product development and, at the appropriate time, future acquisitions.”

Fourth Quarter Review
The fluctuation in sales for the fourth quarter of fiscal 2016 compared with the fourth quarter of fiscal 2015 is summarized as follows:

($ in millions)	$ Change	% Change
Magnetek acquisition	25.7	17.2%
Pricing	1.3	0.9%
Volume	(17.1)	(11.5)%
Subtotal	9.9	6.6%
Foreign currency translation	(3.7)	(2.5)%
Total	$6.2	4.1%

U.S. sales, which comprised 65% of total sales, were $100.1 million, up $14.6 million, or 17.1%. Magnetek contributed $24.3 million to U.S. sales, more than offsetting lower volume. Sales outside of the U.S. were $54.9 million, compared with $63.4 million in the prior-year period, a decline of $8.5 million, or 13.3%. Excluding the unfavorable FX impact of $3.7 million, sales outside of the U.S. were down $4.7 million, or 7.4%.

Gross profit increased $2.9 million, or 6.4%, to $48.4 million, as compared with the prior-year period. Gross margin improved 70 basis points to 31.2%. Adjusted gross profit, a non-GAAP financial measure, improved $2.9 million to $49.9 million. Adjusted gross margin improved 60 basis points to 32.2%, which represented the twenty-second consecutive quarter of year-over-year gross margin improvement on an adjusted basis. Fourth quarter fiscal 2016 adjustments included product liability expense of $1.1 million for the settlement of a lawsuit related to a divested business and an impairment charge of $0.4 million related to a building from a prior divestiture which is currently held for sale. Prior-year period adjustments included $1.2 million of European facility consolidation costs and reduction-in-force costs and STB acquisition inventory step-up expense of $0.4 million. Please see the attached tables for a reconciliation of GAAP gross profit to adjusted gross profit.

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2016 Financial Results
June 1, 2016

($ in millions)	Impact on Gross Profit
Magnetek acquisition	$9.5
Pricing and material cost deflation	$1.4
Prior year European facility consolidation costs	$1.2
Prior year acquisition inventory step-up expense	$0.4
Building held for sale impairment charge (divested business)	$(0.4)
Reduced fixed cost absorption and productivity, net of other manufacturing cost changes	$(0.5)
Product liability (divested business)	$(0.9)
Volume and mix	$(6.6)
Subtotal	$4.1
Foreign currency translation	$(1.2)
Total	$2.9

Fourth quarter selling expenses of $19.6 million increased $2.2 million, or 12.5%, over the prior-year period. The Magnetek acquisition added $3.1 million to fourth quarter selling expenses, while favorable FX reduced selling expenses by $0.6 million. Selling expenses as a percent of sales were 12.6%, compared with 11.7% in the prior-year period.

General and administrative (G&A) expenses in the fourth quarter were $15.3 million, compared with $14.7 million in the prior-year period. The Magnetek acquisition added $2.1 million of incremental G&A expenses. Favorable foreign currency translation reduced G&A expenses by $0.4 million. G&A expenses as a percent of sales were 9.8%, unchanged from the prior-year period.

Fourth quarter income from operations was $11.8 million, compared with $12.9 million in the fourth quarter of fiscal 2015. Operating margin as a percent of sales was 7.6%, compared with 8.7% in the prior-year period. Adjusted income from operations, a non-GAAP financial measure, was $14.2 million, or 9.2% of sales, compared with $15.1 million, or 10.2% of sales, in the prior-year period. See the accompanying tables for the related adjustments for both periods. The attached tables provide a reconciliation of GAAP income from operations to adjusted income from operations.

The effective tax rate in the quarter was 33.5%, compared with 13.2% in the prior-year period. The prior-year period effective tax rate was impacted by certain tax adjustments for the period on lower pre-tax income as a result of the bond redemption in February 2015.

Fourth quarter net income was $5.9 million, which was an increase of $3.9 million over the prior-year period. Adjusted net income, a non-GAAP financial measure, was $7.4 million, compared with $8.6 million in the prior-year period. The decline in adjusted net income was the result of lower sales volume globally. Fourth quarter fiscal 2016 adjusted net income excludes $1.1 million for a product liability settlement related to a divested business, a $0.4 million building impairment charge for a building held for sale, $0.9 million of North American warehouse consolidation and severance costs, and an adjustment to reflect a more normalized 34% tax rate. Adjusted net income for the prior year’s fourth quarter excludes charges of $8.6 million related to the February 2015 debt refinancing, $1.7 million of European facility consolidation and severance costs, $0.5 million of STB acquisition inventory step-up expense, and an adjustment to reflect a more normalized 34% tax rate. Please see the attached tables for a reconciliation of GAAP net income and earnings per share to adjusted net income and earnings per share.

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2016 Financial Results
June 1, 2016

Fiscal 2016 Review
The fluctuation in sales for fiscal 2016 compared with fiscal 2015 is summarized as follows:

($ in millions)	$ Change	% Change
STB & Magnetek acquisitions	74.3	12.8%
Pricing	5.6	1.0%
Volume	(33.1)	(5.7)%
Subtotal	46.8	8.1%
Foreign currency translation	(29.3)	(5.1)%
Total	$17.5	3.0%

U.S. sales, which comprised 63% of total sales in fiscal 2016, were $373.8 million, an increase of $38.2 million, or 11.4%, compared with the prior year. The Magnetek acquisition provided $59.9 million in U.S. sales, which more than compensated for the decline in volume. Sales outside of the U.S. were $223.3 million, compared with $244.0 million in the prior year. Adjusting for currency translation, sales outside the U.S. were up $8.6 million, or 3.5%. The STB and Magnetek acquisitions added $14.3 million to non-U.S. sales in fiscal 2016.

Gross profit was $187.3 million in fiscal 2016, which was an increase of $5.7 million, or 3.1%, over the prior year. Gross margin as a percent of sales improved to 31.4%, compared with 31.3% in the prior year. Adjusted gross profit, a non-GAAP financial measure, increased to $191.2 million, or 32.0% of sales, compared with $183.3 million, or 31.6% of sales, in fiscal 2015. Improved adjusted gross profit and margin were the result of Magnetek’s higher margin profile, improved pricing and lower material costs. These improvements offset an $8.6 million negative impact from foreign currency exchange. Fiscal 2016 adjusted gross profit excludes acquisition purchase accounting expenses totaling $2.0 million, European facility consolidation and reduction-in-force costs of $0.3 million, an impairment charge of $0.4 million related to a building held for sale and product liability costs of $1.1 million for a legal settlement related to a divested business. Fiscal 2015 adjusted gross profit excludes acquisition inventory step-up expense of $0.5 million and European facility consolidation and reduction-in-force costs of $1.2 million. Please see the attached tables for a reconciliation of GAAP gross profit to adjusted gross profit.

($ in millions)	Impact on Gross Profit
STB & Magnetek acquisitions	$25.8
Pricing and lower material costs	$6.4
Prior year European facility consolidation and reduction-in-force costs	$0.8
Building held for sale impairment charge (divested business)	$(0.4)
Acquisition amortization of backlog	$(0.6)
Acquisition inventory step-up expense	$(0.9)
Product liability	$(2.1)
Fixed cost under-absorption and productivity, net of other manufacturing cost changes	$(3.3)
Volume and mix	$(11.4)
Subtotal	$14.3
Foreign currency translation	$(8.6)
Total	$5.7

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2016 Financial Results
June 1, 2016

Selling expenses were $72.9 million, compared with $69.8 million in the prior year. Selling expenses as a percent of sales were 12.2%, compared with 12.0% in the prior year. The acquisitions added $7.6 million to selling expenses while favorable currency translation reduced selling expenses by $5.0 million.

General and administrative (G&A) expenses were $68.8 million, compared with $54.9 million in the prior year. Incremental G&A from the acquisitions totaled $5.8 million. Also included in fiscal 2016 G&A expenses were $5.7 million of acquisition deal costs and $2.3 million of acquisition-related severance costs. Favorable currency translation reduced G&A expenses by $2.6 million. As a percent of sales, G&A expenses were 11.5%, compared with 9.5% in the prior year. Excluding the acquisition deal costs and acquisition-related severance costs, fiscal 2016 G&A expenses were $60.8 million, or 10.2% of sales.

Fiscal 2016 income from operations was $40.6 million, or 6.8% of sales, compared with $54.6 million, or 9.4% of sales, in the prior year. Adjusted income from operations, a non-GAAP financial measure, was $53.6 million, or 9.0% of sales, compared with $57.0 million, or 9.8% of sales, in the prior year. Adjusted income from operations for fiscal 2016 excludes acquisition deal costs, severance costs and purchase accounting adjustments, European and North American facility consolidation and reduction-in-force costs, the impairment charge related to a building held for sale, and the product liability charge related to a legal settlement for a divested business. Please see the attached tables for a reconciliation of GAAP income from operations to adjusted income from operations.

Net income was $19.6 million, or $0.96 per diluted share, for fiscal 2016 compared with $27.2 million, or $1.34 per diluted share, in the prior year. Adjusted net income, a non-GAAP financial measure, was $29.5 million, compared with $31.0 million in the prior year. Adjusted earnings per diluted share were $1.45, compared with $1.53 in the prior year. Please see the attached tables for a reconciliation of GAAP net income and earnings per share to adjusted net income and earnings per share.

Strong Cash Generation
Cash provided by operating activities in the fourth quarter more than doubled to $19.7 million, compared with $8.4 million in the prior-year period. For the fiscal 2016 full year, net cash provided by operating activities increased 38% to $52.6 million, compared with $38.3 million in the prior year. Excluding the impact of the Magnetek acquisition, working capital as a percent of sales was 21.5%, compared with 20.8% for the fourth quarter of fiscal 2015.

Cash and cash equivalents were $51.6 million at March 31, 2016, compared with $63.1 million at March 31, 2015.

Gross debt was $267.8 million, down $13.2 million since December 31, 2015. Debt, net of cash, was $216.2 million, or 43.0% of net total capitalization. Since the September 2015 closing of the $188.9 million acquisition of Magnetek, the Company has repaid $49.9 million of debt and expects to repay approximately $43 million in FY 2017.

Capital expenditures were $6.8 million in the fourth quarter. For the year ended March 31, 2016, capital expenditures were $22.3 million, compared with $17.2 million in the prior year. For fiscal 2017, capital expenditures are expected to be approximately $18 million.

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2016 Financial Results
June 1, 2016

Plan to Aggressively Pay Down Debt with Strong Cash Generation
Backlog was $98.6 million at March 31, 2016, compared with $97.6 million at December 31, 2015. Backlog that represents longer-lead time projects was $41.2 million, or 41.8% of total backlog, up from $38.5 million, or 39.4% of total backlog, at December 31, 2015. These projects are scheduled for shipment beyond June 30, 2016.

Mr. Tevens concluded, “We will continue to reduce debt at an aggressive rate using our strong cash generation while still investing in organic growth. This will provide greater financial flexibility for continued investments in our business as well as strategic acquisitions. Operationally, we have proven again that we can take advantage of soft market conditions to refine our operations as we expect to continue towards our operating margin goal. The global market dynamics are challenging, but we continue to adapt to changing conditions and move forward by leveraging our strong market positions, new technology capabilities and lean manufacturing practices.”

FY17 Outlook
Fiscal year 2017 will be a challenging time for Columbus McKinnon as the global industrial markets will most likely remain weak. The Company still expects to improve its operations and take advantage of the product innovations and recent acquisitions to help grow its revenue and profits. Free cash flow is expected to be strong and the Company will continue to repay debt to position it for further top- and bottom-line growth. Market shares are expected to improve as Columbus McKinnon gains position in the global market, which will be of tremendous benefit once the industrial markets improve.

Teleconference/webcast
Columbus McKinnon will host conference call and live webcast today at 10:00 a.m. Eastern Time, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow the formal discussion.

Columbus McKinnon’s conference call can be accessed by calling 201-493-6780. The webcast can be monitored on Columbus McKinnon’s website at http://www.cmworks.com/investors. A telephonic replay of the call will be available from approximately 1:00 p.m. Eastern Time through June 8, 2016 by dialing 858-384-5517 and entering replay code 13635961. Alternatively, an archived webcast of the call will be on Columbus McKinnon’s web site at: http://www.cmworks.com/investors. In addition, a transcript of the call will be posted to the website once available.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators, rigging tools, and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2016 Financial Results
June 1, 2016

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring and integrating new business, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Financial Tables follow.

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2016 Financial Results
June 1, 2016

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Three Months Ended
	March 31, 2016	March 31, 2015	Change
Net sales	$155,088	$148,929	4.1%
Cost of products sold	106,695	103,452	3.1%
Gross profit	48,393	45,477	6.4%
Gross profit margin	31.2%	30.5%
Selling expenses	19,566	17,385	12.5%
General and administrative expenses	15,270	14,650	4.2%
Amortization of intangibles	1,748	550	217.8%
Income from operations	11,809	12,892	(8.4)%
Operating margin	7.6%	8.7%
Interest and debt expense	2,691	2,413	11.5%
Cost of bond redemption	—	8,567	(100.0)%
Investment income	(128)	(1,042)	(87.7)%
Foreign currency exchange loss	465	827	(43.8)%
Other (income) expense, net	(75)	(173)	(56.6)%
Income before income tax expense	8,856	2,300	285.0%
Income tax expense	2,967	303	879.2%
Net income	$5,889	$1,997	194.9%

Average basic shares outstanding	20,108	19,983	0.6%
Basic income per share	$0.29	$0.10	190.0%

Average diluted shares outstanding	20,254	20,266	(0.1)%
Diluted income per share	$0.29	$0.10	190.0%

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2016 Financial Results
June 1, 2016

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Year Ended
	March 31, 2016	March 31, 2015	Change
Net sales	$597,103	$579,643	3.0%
Cost of products sold	409,840	398,036	3.0%
Gross profit	187,263	181,607	3.1%
Gross profit margin	31.4%	31.3%
Selling expenses	72,858	69,819	4.4%
General and administrative expenses	68,811	54,874	25.4%
Amortization of intangibles	5,024	2,266	121.7%
Income from operations	40,570	54,648	(25.8)%
Operating margin	6.8%	9.4%
Interest and debt expense	7,904	12,390	(36.2)%
Cost of bond redemption	—	8,567	(100.0)%
Investment income	(796)	(2,725)	(70.8)%
Foreign currency exchange loss	2,215	863	156.7%
Other (income) expense, net	(377)	(462)	(18.4)%
Income before income tax expense	31,624	36,015	(12.2)%
Income tax expense	12,045	8,825	36.5%
Net income	$19,579	$27,190	(28.0)%

Average basic shares outstanding	20,079	19,939	0.7%
Basic income per share	$0.98	$1.36	(27.9)%

Average diluted shares outstanding	20,315	20,224	0.4%
Diluted income per share	$0.96	$1.34	(28.4)%

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2016 Financial Results
June 1, 2016

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2016	March 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$51,603	$63,056
Trade accounts receivable	83,812	80,531
Inventories	118,049	103,187
Prepaid expenses and other	19,265	27,255
Total current assets	272,729	274,029

Net property, plant, and equipment	104,790	91,127
Goodwill	170,716	121,461
Other intangibles, net	122,129	19,104
Marketable securities	18,186	19,867
Deferred taxes on income	73,158	28,695
Other assets	11,336	12,041
Total assets	$773,044	$566,324

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$36,061	$33,406
Accrued liabilities	53,210	50,263
Current portion of long-term debt	43,246	13,292
Total current liabilities	132,517	96,961

Senior debt, less current portion	844	1,478
Term loan and revolving credit facility	223,735	111,942
Other non-current liabilities	129,639	87,224
Total liabilities	486,735	297,605

Shareholders’ equity:
Common stock	201	200
Additional paid-in capital	206,682	203,156
Retained earnings	174,173	157,811
Accumulated other comprehensive loss	(94,747)	(92,448)
Total shareholders’ equity	286,309	268,719
Total liabilities and shareholders’ equity	$773,044	$566,324

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2016 Financial Results
June 1, 2016

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED
(In thousands)

	Year Ended
	March 31, 2016	March 31, 2015
Operating activities:
Net income	$19,579	$27,190
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,531	14,562
Deferred income taxes and related valuation allowance	7,336	2,074
Net gain on sale of real estate, investments, and other	34	(1,897)
Cost of bond redemption	—	8,567
Impairment of assets	429
Stock based compensation	4,063	3,895
Amortization of deferred financing costs and discount on debt	600	805
Changes in operating assets and liabilities, net of effects of business acquisitions:
Trade accounts receivable	12,409	8,302
Inventories	2,483	(9,080)
Prepaid expenses and other	(375)	(3,192)
Other assets	3,179	(572)
Trade accounts payable	(5,308)	1,084
Accrued liabilities	(5,799)	(872)
Non-current liabilities	(6,516)	(12,612)
Net cash provided by operating activities	52,645	38,254

Investing activities:
Proceeds from sale of marketable securities	5,869	6,919
Purchases of marketable securities	(4,311)	(3,689)
Capital expenditures	(22,320)	(17,243)
Purchases of businesses, net of cash acquired	(182,467)	(19,992)
Other	—	(74)
Net cash used for investing activities	(203,229)	(34,079)

Financing activities:
Proceeds from exercise of stock options	242	1,607
Payment of dividends	(3,212)	(3,192)
Payment of bond redemption tender fees	—	(5,907)
Restricted cash related to purchase of business	—	(5,431)
Net borrowings under lines of credit	154,057	—
Repayment of debt	(13,187)	(157,203)
Proceeds from issuance of long-term debt	—	124,423
Payment of deferred financing costs	—	(1,825)
Change in ESOP debt guarantee and other	(897)	(859)
Net cash provided by (used for) financing activities	137,003	(48,387)

Effect of exchange rate changes on cash	2,128	(5,041)

Net change in cash and cash equivalents	(11,453)	(49,253)
Cash and cash equivalents at beginning of year	63,056	112,309
Cash and cash equivalents at end of period	$51,603	$63,056

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2016 Financial Results
June 1, 2016

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	March 31, 2016		December 31, 2015		March 31, 2015
Backlog (in millions)	$98.6		$97.6		$85.2
Backlog (in millions; excluding Magnetek)	$85.2		$84.5		$85.2

Trade accounts receivable
days sales outstanding	49.2	days	46.5	days	49.2	days

Inventory turns per year
(based on cost of products sold)	3.6	turns	3.7	turns	4.0	turns
Days' inventory	101.0	days	98.6	days	91.0	days

Trade accounts payable
days payables outstanding	30.8	days	24.3	days	29.4	days

Working capital as a % of sales (1) (2)	21.5%		21.6%		20.8%

Debt to total capitalization percentage	48.3%		50.0%		32.0%

Debt, net of cash, to net total capitalization	43.0%		44.9%		19.2%

(1) March 31, 2016 and December 31, 2015 figures exclude the impact of the acquisition of Magnetek.
(2) March 31, 2015 figure excludes the impact of the acquisition of STB.

Shipping Days by Quarter
	Q1	Q2	Q3	Q4	Total
FY 17	64	63	60	64	251

FY 16	63	64	60	63	250

FY 15	63	64	60	63	250

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2016 Financial Results
June 1, 2016

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Profit and Margin
($ in thousands)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2016	2015	2016	2015
Gross profit	$48,393	$45,477	$187,263	$181,607
Add back:
Product liability costs for legal settlement	1,100	—	1,100	—
Building held for sale impairment charge	429	—	429	—
Acquisition inventory step-up expense	—	394	1,446	543
Acquisition amortization of backlog	—	—	581	—
European facility consolidation costs and reduction-in-force costs	—	1,176	346	1,176
Non-GAAP adjusted gross profit	$49,922	$47,047	$191,165	$183,326

Sales	$155,088	$148,929	$597,103	$579,643
Add back:
Acquisition amortization of backlog	—	—	581	—
Non-GAAP sales	$155,088	$148,929	$597,684	$579,643

Adjusted gross margin	32.2%	31.6%	32.0%	31.6%

Adjusted gross profit is defined as gross profit as reported, adjusted for certain items. Adjusted gross profit is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measure as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted gross profit is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s gross profit to the historical period’s gross profit.

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2016 Financial Results
June 1, 2016

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Income from Operations to Non-GAAP Adjusted
Income from Operations and Operating Margin
($ in thousands)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2016	2015	2016	2015
Income from operations	$11,809	$12,892	$40,570	$54,648
Add back:
Product liability costs for legal settlement	1,100	—	1,100	—
Building held for sale impairment charge	429	—	429	—
North America facility consolidation and reduction-in-force costs	859	—	859	—
Acquisition deal costs	—	—	5,746	—
Acquisition related severance costs	—	—	2,300	—
Acquisition inventory step-up expense and real estate transfer taxes	—	510	1,446	659
Acquisition amortization of backlog	—	—	581	—
European facility consolidation costs and reduction-in-force costs	—	1,726	585	1,726
Non-GAAP adjusted income from operations	$14,197	$15,128	$53,616	$57,033

Sales	$155,088	$148,929	$597,103	$579,643
Add Back:
Acquisition amortization of backlog	—	—	581	—
Non-GAAP sales	$155,088	$148,929	$597,684	$579,643

Adjusted operating margin	9.2%	10.2%	9.0%	9.8%

Adjusted income from operations is defined as operating income as reported, adjusted for certain items. Adjusted income from operations is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measure as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted income from operations is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s income from operations to the historical period’s income from operations.

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2016 Financial Results
June 1, 2016

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Net Income and Diluted Earnings per Share to Non-GAAP Adjusted Net Income and Diluted Earnings per Share
($ in thousands, except per share data)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2016	2015	2016	2015
Net income	$5,889	$1,997	$19,579	$27,190
Add back:
Product liability costs for legal settlement	1,100	—	1,100	—
Building held for sale impairment charge	429	—	429	—
North America facility consolidation and reduction-in-force costs	859	—	859	—
Acquisition deal costs	—	—	5,746	—
Acquisition related severance costs	—	—	2,300	—
Acquisition inventory step-up expense and real estate transfer taxes	—	510	1,446	659
Acquisition amortization of backlog	—	—	581	—
European facility consolidation costs and reduction-in-force costs	—	1,726	585	1,726
Debt refinancing costs	—	8,567	—	8,567
Normalize tax rate to 34% (1)	(856)	(4,152)	(3,143)	(7,144)
Non-GAAP adjusted net income	$7,421	$8,648	$29,482	$30,998

Average diluted shares outstanding	20,254	20,266	20,315	20,224

Diluted income per share - GAAP	$0.29	$0.10	$0.96	$1.34

Diluted income per share - Non-GAAP	$0.37	$0.43	$1.45	$1.53

(1) Applies a normalized tax rate of 34% to GAAP pre-tax income and non-GAAP adjustments above, which are each pre-tax.

Adjusted net income and diluted EPS are defined as net income and diluted EPS as reported, adjusted for certain items and to apply a normalized tax rate. Adjusted net income and diluted EPS are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measures as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information, such as adjusted net income and diluted EPS, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year's net income and diluted EPS to the historical periods' net income and diluted EPS.